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                                                                   EXHIBIT 11.1

                      STATEMENT RE PER SHARE EARNINGS (1)

                                            Three months ended October 31,       Six months ended October 31,
                                               1996              1995                1996           1995
                                              ------            ------             -------         ------
Net income (loss)                             $  333            $  123             $(2,404)        $  214
                                              ======            ======             =======         ======

Common and Common Equivalent Shares:

Weighted average number of shares of
   common stock outstanding                    7,647             6,118               7,642          6,118

Weighted average common
   equivalent shares outstanding                 523               743                 235            759
                                              ------            ------             -------         ------

Weighted average number of shares of
  common and common equivalent
   stock outstanding                           8,170             6,861               7,878          6,877
                                              ======            ======             =======         ======

Net income (loss) per share                   $ 0.04            $ 0.02             $ (0.31)        $ 0.03
                                              ======            ======             =======         ======


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.